Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter 2021 Results

All Fiscal 2021 comparisons are made versus the same period in Fiscal 2019

For the fourth quarter of Fiscal 2021:

o
On a GAAP basis, total sales increased 18%, net income was $122 million, and diluted EPS was $1.80
o
Comparable store sales increased 6%
o
On a non-GAAP basis, Adjusted EPS was $2.53

For the full year Fiscal 2021:

o
On a GAAP basis, total sales increased 28%, net income was $409 million, and diluted EPS was $6.00, inclusive of $156 million of debt extinguishment charges, or $2.07 per share
o
On a non-GAAP basis, comparable store sales increased 15%, Adjusted EBIT increased 20%, and Adjusted EPS increased 14%
o
Redeemed $533 million of debt during Fiscal 2021
o
Resumed share repurchases and increased buyback authorization; bought back $250 million in stock, and approved new $500 million authorization

BURLINGTON, New Jersey; March 3, 2022 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the fourth quarter ended January 29, 2022.

Michael O’Sullivan, CEO, stated, “2021 was a record-breaking year for Burlington. We achieved top-line sales growth of 28% and comp sales growth of 15%. This performance was well ahead of our major competitors. We demonstrated a remarkable ability to chase sales and respond to consumer trends, and we made huge progress on our Burlington 2.0 strategic objectives.”

Commenting on Q4, he went on, “Ordinarily we would be happy with 6% comp growth in Q4 but compared to the rest of 2021 this was a slowdown in our trend. This slowdown was partially driven by lower traffic to our stores, due to a number of external factors, and partially driven by the late delivery of some critical receipts in December. There are specific actions that we have identified and that we can take to better manage these receipt issues going forward.”

Lastly, “We think the outlook for retail spending in 2022 is extremely unpredictable especially as we lap government stimulus programs, and as general price inflation begins to bite. This kind of unpredictability has, in the past, tended to favor off-price. In 2022 we will plan our business conservatively but then be ready to chase and take advantage of opportunities.”

Fiscal 2021 Fourth Quarter Operating Results (for the 13-week period ended January 29, 2022 compared with the 13-week period ended February 2, 2020)

•
Total sales increased 18% compared to the fourth quarter of Fiscal 2019 to $2,603 million, while comparable store sales increased 6% compared to the fourth quarter of Fiscal 2019.
•
Gross margin rate was 39.8% vs. 42.1% for the fourth quarter of Fiscal 2019, a decrease of 230 basis points. Merchandise margins increased 30 basis points but were more than offset by 260 basis points of increased freight costs.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $159 million vs. $89 million in the fourth quarter of Fiscal 2019. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 28.5% as a percentage of net sales vs. 27.0% in the fourth quarter of Fiscal 2019. Adjusted SG&A, as defined below, was 22.2% as a percentage of net sales vs. 22.7% in the fourth quarter of Fiscal 2019, an improvement of 50 basis points.
•
The effective tax rate was 31.8% vs. 24.0% in the fourth quarter of Fiscal 2019. The Adjusted Effective Tax Rate was 24.2% vs. 23.8% in the fourth quarter of Fiscal 2019.
•
Net income was $122 million, or $1.80 per share vs. $206 million, or $3.08 per share for the fourth quarter of Fiscal 2019. Adjusted Net Income was $171 million, or $2.53 per share vs. $215 million, or $3.21 per share for the fourth quarter of Fiscal 2019.
•
Diluted weighted average shares outstanding amounted to 67.6 million during the quarter compared with 67.0 million during the fourth quarter of Fiscal 2019.
•
Adjusted EBITDA was $307 million vs. $349 million in the fourth quarter of Fiscal 2019, a decrease of 410 basis points as a percentage of sales. Adjusted EBIT was $241 million vs. $294 million for the fourth quarter of Fiscal 2019, a decrease of 410 basis points as a percentage of sales.

Full Year Fiscal 2021 Results

•
Total sales increased 28% compared to Fiscal 2019. Net income decreased 12% to $409 million, or $6.00 per share vs. $6.91 per share in Fiscal 2019, a decrease of 13%. Adjusted EBIT increased 20%, or $132 million, to $802 million, a decrease of 60 basis points as a percentage of sales. Adjusted Net Income of $573 million increased 16% vs. Fiscal 2019, while Adjusted EPS was $8.41 vs. $7.35 in Fiscal 2019, an increase of 14%.

Given the volatility in Fiscal 2020 results caused by COVID-19 and to assist with comparability, all fourth quarter and full year Fiscal 2021 comparisons are made versus the fourth quarter or full year Fiscal 2019. For a discussion of results for Fiscal 2021 as compared to Fiscal 2020, refer to our Annual Report on Form 10-K for the year ended January 29, 2022, which will be filed with the Securities and Exchange Commission (the “SEC”).

Inventory

•
Merchandise inventories were $1,021 million vs. $777 million at the end of Fiscal 2019. Comparable store inventories decreased 30%. Reserve inventory was 50% of total inventory at the end of Fiscal 2021 compared to 33% at the end of Fiscal 2019.

Liquidity and Debt

•
The Company ended the fourth quarter of Fiscal 2021 with $1,685 million in liquidity, comprised of $1,091 million in unrestricted cash and $594 million in availability on its ABL facility. The Company ended the fourth quarter with $1,555 million in outstanding total debt, including $957 million in a Term Loan facility, $572 million in Convertible Notes, and no borrowings on the ABL facility.
•
During the fourth quarter, the Company extended the maturity of its ABL facility from June 2023 to December 2026. In addition, the Company increased the size of the ABL facility from $600 million to $650 million and reduced applicable interest rate margins.

Convertible Note and Common Stock Repurchases

•
During the fourth quarter, the Company entered into privately negotiated transactions to repurchase approximately $72 million in principal amount of the Company’s outstanding 2.25% Convertible Notes. The total transaction value of approximately $109 million was settled in cash in the fourth quarter.
•
In addition, during the fourth quarter the Company repurchased 344,492 shares of its common stock for $100 million. As of the end of the fourth quarter, the Company had $150 million remaining on its then-current share repurchase authorization.
•
In February 2022, the Company’s Board of Directors authorized the repurchase of up to an additional $500 million of common stock, which is authorized to be executed through February 2024.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand and the ongoing COVID-19 pandemic, the Company is not providing sales or earnings guidance for Fiscal 2022 (the 52-weeks ending January 28, 2023) at this time.

The Company is issuing the following Fiscal 2022 guidance items:

•
Capital expenditures, net of landlord allowances, is expected to be approximately $725 million;
•
The Company expects to open 120 new stores, while relocating or closing 30 stores, for a total of 90 net new stores in Fiscal 2022;
•
Depreciation & amortization, exclusive of favorable lease costs, is expected to be approximately $300 million;
•
Interest expense is expected to be approximately $61 million; and
•
The effective tax rate is expected to be approximately 26% to 27%.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of its business and provide greater transparency into its results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what it considers to be its core operating results are useful supplemental measures that assist in evaluating its ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Fourth Quarter 2021 Conference Call

The Company will hold a conference call on March 3, 2022 at 8:30 a.m. ET to discuss the Company’s fourth quarter and fiscal 2021 results. The U.S. toll free dial-in for the conference call is 1-866-437-5084 (passcode: 2137698) and the international dial-in number is 1-409-220-9374. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 3, 2022 beginning at 11:30 a.m. ET through March 10, 2022 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 2137698.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2021 net sales of $9.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 840 stores as of the end of Fiscal 2021, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend, our liquidity position, inventory plans, and the economic environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; general economic conditions, including inflation, and the related impact on consumer confidence and spending; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; weather patterns, including changes in year-over-year temperatures; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability, selection and purchasing of attractive merchandise on favorable terms; the availability of desirable store locations on suitable terms; industry trends, including changes in buying, inventory and other business practices; terrorist attacks, particularly attacks on or within markets in which we operate; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; our ability to control costs and expenses; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; our dependence on vendors for our merchandise; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; regulatory and tax changes; issues with merchandise safety and shrinkage; any unforeseen material loss or casualty or the existence of adverse litigation; the impact of current and future laws and the interpretation of such laws; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
	2022	2021	2020	2022	2021	2020
REVENUES:
Net sales	$2,603,461	$2,278,935	$2,201,384	$9,306,549	$5,751,541	$7,261,243
Other revenue	5,547	3,959	7,215	15,707	12,439	25,155
Total revenue	2,609,008	2,282,894	2,208,599	9,322,256	5,763,980	7,286,398
COSTS AND EXPENSES:
Cost of sales	1,566,723	1,309,443	1,274,089	5,436,155	3,555,024	4,228,740
Selling, general and administrative expenses	741,622	704,964	595,316	2,868,527	2,326,928	2,228,178
Costs related to debt issuances and amendments	—	—	—	3,419	3,633	(375)
Depreciation and amortization	66,131	56,712	55,089	249,217	220,390	210,720
Impairment charges - long-lived assets	4,514	437	4,315	7,748	6,012	4,315
Other income - net	(1,364)	(4,119)	(3,514)	(11,630)	(8,353)	(16,531)
Loss on extinguishment of debt	38,264	—	—	156,020	202	—
Interest expense	14,792	27,260	11,872	67,502	97,767	50,826
Total costs and expenses	2,430,682	2,094,697	1,937,167	8,776,958	6,201,603	6,705,873
Income (loss) before income tax expense (benefit)	178,326	188,197	271,432	545,298	(437,623)	580,525
Income tax expense (benefit)	56,690	32,203	65,107	136,459	(221,124)	115,409
Net income (loss)	$121,636	$155,994	$206,325	$408,839	$(216,499)	$465,116

Diluted net income (loss) per common share	$1.80	$2.33	$3.08	$6.00	$(3.28)	$6.91

Weighted average common shares - diluted	67,626	66,962	67,010	68,126	65,962	67,293

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	January 29,	January 30,	February 1,
	2022	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,091,091	$1,380,276	$403,074
Restricted cash and cash equivalents	6,582	6,582	6,582
Accounts receivable—net	54,089	62,161	91,508
Merchandise inventories	1,021,009	740,788	777,248
Assets held for disposal	4,358	6,655	2,261
Prepaid and other current assets	370,515	314,154	136,698
Total current assets	2,547,644	2,510,616	1,417,371
Property and equipment—net	1,552,237	1,438,863	1,403,173
Operating lease assets	2,638,473	2,469,366	2,397,842
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	3,959	4,422	4,678
Other assets	62,136	72,761	85,731
Total assets	$7,089,513	$6,781,092	$5,593,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,080,802	$862,638	$759,107
Current operating lease liabilities	358,793	304,629	302,185
Other current liabilities	493,695	512,830	397,032
Current maturities of long term debt	14,357	3,899	3,577
Total current liabilities	1,947,647	1,683,996	1,461,901
Long term debt	1,541,102	1,927,770	1,001,723
Long term operating lease liabilities	2,539,420	2,400,782	2,322,000
Other liabilities	80,904	103,940	97,798
Deferred tax liabilities	220,023	199,850	182,288
Stockholders' equity	760,417	464,754	528,149
Total liabilities and stockholders' equity	$7,089,513	$6,781,092	$5,593,859

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	January 29,	January 30,	February 1,
	2022	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$408,839	$(216,499)	$465,116
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	249,217	220,390	210,720
Deferred income taxes	51,952	(24,959)	9,070
Loss on extinguishment of debt	156,020	202	—
Non-cash stock compensation expense	58,546	55,845	43,928
Non-cash lease expense	(10,294)	(1,530)	12,599
Cash received from landlord allowances	34,051	40,663	56,280
Changes in assets and liabilities:
Accounts receivable	10,186	26,858	(8,816)
Merchandise inventories	(280,220)	36,459	176,430
Accounts payable	214,792	104,607	(90,899)
Other current assets and liabilities	(89,492)	(73,583)	11,604
Long term assets and liabilities	(2,782)	562	3,176
Other operating activities	32,344	50,166	2,517
Net cash provided by operating activities	833,159	219,181	891,725
INVESTING ACTIVITIES
Cash paid for property and equipment	(352,467)	(273,282)	(328,357)
Lease acquisition costs	(576)	—	(1,983)
Proceeds from insurance recoveries related to property and equipment	—	220	5,131
Proceeds from sale of property and equipment and assets held for sale	8,654	—	—
Other investing activities	—	(1,070)	611
Net cash (used in) investing activities	(344,389)	(274,132)	(324,598)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	—	400,000	1,294,400
Principal payments on long term debt—ABL Line of Credit	—	(400,000)	(1,294,400)
Proceeds from long term debt—Term B-6 Loans	956,608	—	—
Principal payments on long term debt—Term B-5 Loans	(961,415)	—	—
Proceeds from long term debt—Convertible Note	—	805,000	—
Principal payment on long term debt—Convertible Notes	(201,695)	—	—
Proceeds from long term debt—Secured Note	—	300,000	—
Principal payments on long term debt—Secured Notes	(323,905)	—	—
Purchase of treasury shares	(266,628)	(65,526)	(323,080)
Other financing activities	19,080	(7,321)	31,453
Net cash (used in) provided by financing activities	(777,955)	1,032,153	(291,627)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(289,185)	977,202	275,500
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,386,858	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,097,673	$1,386,858	$409,656

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as net income (loss), exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on the Convertible Notes; (vii) costs related to closing the e-commerce store; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense (benefit); (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense (benefit); (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs, amounts related to certain litigation matters and costs related to closing the e-commerce store.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income (Loss) and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended			Fiscal Year Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
	2022	2021	2020	2022	2021	2020
Reconciliation of net income (loss) to Adjusted Net Income (Loss):
Net income (loss)	$121,636	$155,994	$206,325	$408,839	$(216,499)	$465,116
Net favorable lease costs (a)	4,726	5,677	7,499	21,914	24,078	35,761
Non-cash interest expense on convertible notes (b)	—	7,694	—	—	23,988	—
Costs related to debt issuances and amendments (c)	—	—	—	3,419	3,633	(375)
Loss on extinguishment of debt (d)	38,264	—	—	156,020	202	—
Impairment charges	4,514	437	4,315	7,748	6,012	4,315
Litigation matters (e)	—	2,000	—	—	22,788	—
E-commerce closure (f)	—	23	—	—	1,549	—
Tax effect (g)	2,093	(8,640)	(3,012)	(24,741)	(35,273)	(10,083)
Adjusted Net Income (Loss)	$171,233	$163,185	$215,127	$573,199	$(169,522)	$494,734
Diluted weighted average shares outstanding (h)	67,626	66,962	67,010	68,126	65,962	67,293
Adjusted Earnings per Share	$2.53	$2.44	$3.21	$8.41	$(2.57)	$7.35

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended			Fiscal Year Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
	2022	2021	2020	2022	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$121,636	$155,994	$206,325	$408,839	$(216,499)	$465,116
Interest expense	14,792	27,260	11,872	67,502	97,767	50,826
Interest income	(34)	(77)	(1,224)	(189)	(1,253)	(1,720)
Loss on extinguishment of debt (d)	38,264	—	—	156,020	202	—
Costs related to debt issuances and amendments (c)	—	—	—	3,419	3,633	(375)
Litigation matters (e)	—	2,000	—	—	22,788	—
E-commerce closure (f)	—	23	—	—	1,549	—
Depreciation and amortization (i)	70,857	62,339	62,539	271,132	244,273	246,109
Impairment charges	4,514	437	4,315	7,748	6,012	4,315
Income tax expense (benefit)	56,690	32,203	65,107	136,459	(221,124)	115,409
Adjusted EBITDA	$306,719	$280,179	$348,934	$1,050,930	$(62,652)	$879,680

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended			Fiscal Year Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
	2022	2021	2020	2022	2021	2020
Reconciliation of net income (loss) to Adjusted EBIT:
Net income (loss)	$121,636	$155,994	$206,325	$408,839	$(216,499)	$465,116
Interest expense	14,792	27,260	11,872	67,502	97,767	50,826
Interest income	(34)	(77)	(1,224)	(189)	(1,253)	(1,720)
Loss on extinguishment of debt (d)	38,264	—	—	156,020	202	—
Costs related to debt issuances and amendments (c)	—	—	—	3,419	3,633	(375)
Net favorable lease costs (a)	4,726	5,677	7,499	21,914	24,078	35,761
Impairment charges	4,514	437	4,315	7,748	6,012	4,315
Litigation matters (e)	—	2,000	—	—	22,788	—
E-commerce closure (f)	—	23	—	—	1,549	—
Income tax expense (benefit)	56,690	32,203	65,107	136,459	(221,124)	115,409
Adjusted EBIT	$240,588	$223,517	$293,894	$801,712	$(282,847)	$669,332

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended			Fiscal Year Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
Reconciliation of SG&A to Adjusted SG&A:	2022	2021	2020	2022	2021	2020
SG&A	$741,622	$704,964	$595,316	$2,868,527	$2,326,928	$2,228,178
Net favorable lease costs (a)	(4,726)	(5,628)	(7,450)	(21,914)	(23,883)	(35,389)
Product sourcing costs	(159,179)	(143,492)	(88,886)	(618,319)	(433,772)	(339,147)
Litigation matters (e)	—	(2,000)	—	—	(22,788)	—
E-commerce closure (f)	—	(23)	—	—	(1,549)	—
Adjusted SG&A	$577,717	$553,821	$498,980	$2,228,294	$1,844,936	$1,853,642

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended			Fiscal Year Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
	2022	2021	2020	2022	2021	2020
Effective tax rate on a GAAP basis	31.8%	17.1%	24.0%	25.0%	50.5%	19.9%
Adjustments to arrive at Adjusted Effective Tax Rate	(7.6)	2.9	(0.2)	(3.0)	1.8	0.2
Adjusted Effective Tax Rate	24.2%	20.0%	23.8%	22.0%	52.3%	20.1%

(a) Net favorable lease costs represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse

Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income (Loss).

(b) Represents non-cash accretion of original issue discount on the Convertible Notes. The original issue discount was eliminated as of the beginning of Fiscal 2021, as a result of adopting Accounting Standards Update 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.”

(c) Represents costs incurred in connection with the review and execution of refinancing opportunities, as well as the issuance of the Secured Notes and Convertible Notes.

(d) Amounts relate to the partial repurchases of the Convertible Notes, the full redemption of the Secured Notes, as well as the refinancing of the Term Loan Facility.

(e) Represents amounts charged for certain litigation matters.

(f) Represents costs related to the closure of our e-commerce store.

(g) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, for the tax impact of items (a) through (f). The effective tax rate for Fiscal 2020 includes the benefit of loss carrybacks to prior years with higher statutory tax rates.

(h) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(i) Includes favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income (Loss). During the three months ended January 29, 2022, January 30, 2021 and February 1, 2020, favorable lease costs were $4.7 million, $5.6 million and $7.5 million, respectively. During the twelve months ended January 29, 2022, January 30, 2021 and February 1, 2020, favorable lease costs were $21.9 million, $23.9 million and $35.4 million, respectively.